October 2012 Pricing Sheet dated October 31, 2012 relating to Preliminary Pricing Supplement No. 347 dated September 25, 2012 to Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Commodities
Lookback Entry Jump Securities Based on the Performance of Brent Blend Crude Oil due October 30, 2015
PRICING TERMS – OCTOBER 31, 2012
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Stated principal amount:	$1,000 per security
Pricing date:	October 31, 2012
Original issue date:	November 5, 2012 (3 business days after the pricing date)
Maturity date:	October 30, 2015
Aggregate principal amount:	$1,072,000
Interest:	None
Underlying commodity:	Brent blend crude oil
Payment at maturity:
•  If the final commodity price is greater than the initial commodity price:
$1,000 + the greater of (i) $1,000 × the commodity percent change and (ii) the upside payment
In no event will the payment at maturity be greater than $2,000 per security.
•  If the final commodity price is equal to or less than the initial commodity price:
$1,000 × commodity performance factor
This amount will be equal to or less than the stated principal amount of $1,000 and could be zero. Accordingly, you could lose your entire initial investment in the securities.

Upside payment:	$280 per security (28% of the stated principal amount)
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Commodity performance factor:	final commodity price / initial commodity price
Maximum payment at maturity:	$2,000 per security (200% of the stated principal amount)
Initial commodity price:	The lowest commodity price during the lookback observation period. In no event will the initial commodity price be greater than the commodity price on the pricing date.
Final commodity price:	The commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.
Lookback observation period:	Each trading day on which there is no market disruption event during the period from and including the pricing date to and including December 31, 2012.
Commodity price:
For any trading day, the official settlement price per barrel of Brent blend crude oil on ICE Futures Europe (“ICE”) of the first nearby month futures contract, as stated in U.S. dollars, as made public by ICE on such day.

Valuation date:	October 27, 2015, subject to adjustment for non-trading days and certain market disruption events.
CUSIP / ISIN:	617482P81 / US617482P810
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Commissions and issue price:	Price to public(1)	Agent’s commissions(1)(2)	Proceeds to issuer
Per security	$1,000	$30	$970
Total	$1,072,000	$32,160	$1,039,840
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor.  The lowest price payable by an investor is $990  per security.

(2)
Selected dealers , including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors  will collectively receive from the agent, Morgan Stanley & Co. LLC (“MS& Co.”), a fixed sales commission of $30 for each security they sell.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 347 dated September 26, 2012
Prospectus Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.